Exhibit 23.11

Consent of Expert

June 9, 2021

In connection with the Registration Statement Under the Securities Act of 1933 on Form S-8 (the “Form S-8”) of Perpetua Resources Corp. (the “Company”), I hereby consent to the use of my name in connection with the reference to scientific and technical information relating to the Company’s mineral properties in the Form S-8.

Yours truly,

/s/ Christopher Dail, C.P.G.
Christopher Dail, C.P.G.